November 20, 1997

Riviana Foods Inc:

We are aware that Riviana Foods Inc. has incorporated by reference in its Form S-8 Registration Statement covering the 1997 Stock Option Plan its Forms 10-Q for the quarter ended September 28, 1997, which include our report dated October 15, 1997, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP